As filed with the Securities and Exchange Commission on April 24, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMSTOCK INC.

(Exact name of registrant as specified in its charter)

Nevada	65-0955118
(State or Other	(I.R.S. Employer
Jurisdiction of Incorporation or Organization)	Identification Number)

117 American Flat Road

Virginia City, NV 89440

(775) 847-5272

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Corrado De Gasperis

Chief Executive Officer

117 American Flat Road
Virginia City, NV 89440
(775) 847-4755

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Clyde W. Tinnen, Jr., Esq.

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2026

PROSPECTUS

4,110,673 Shares of Common Stock

This prospectus relates to the offer and resale of up to 4,110,673 shares of our Common Stock, par value $0.000666 per share (the “Common Stock”), comprised of (i) 1,750,000 shares owned by Flux Photon Corporation, (ii) up to 2,360,673 shares issued or issuable to certain other selling stockholders (collectively, the “selling stockholders,” and each of their respective subsequent transferees, pledgees, donees and successors, the “sellers”).

The shares offered hereby may be sold from time to time by the sellers. The sellers are not required to offer or sell any shares, pursuant to this prospectus or otherwise. The sellers anticipates that, if and when offered and sold, the shares will be offered and sold in transactions effected on NYSE AMERICAN LLC, or NYSE AMERICAN, at then prevailing market prices. The sellers have the right, however, to offer and sell the shares on any other national securities exchange on which the Common Stock may become listed or in the over-the-counter market, in each case at then prevailing market prices, or in privately negotiated transactions at a price then to be negotiated.

All proceeds from sales of shares by sellers will be retained by the sellers. We will not receive any proceeds from the sale of shares by the sellers. We will bear all of the expenses in connection with the registration of the shares offered hereby, including legal and accounting fees.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

Our Common Stock is listed on the NYSE AMERICAN under the symbol “LODE.” On April 23, 2026, the closing price of one share of our Common Stock on NYSE AMERICAN was $3.26 per share.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 7, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            , 2026

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) utilizing a “shelf” registration process. Under this shelf registration process, the sellers may, from time to time, offer and sell shares of our Common Stock pursuant to this prospectus. This prospectus provides you with a general description of the securities the sellers may offer.

You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you must rely on the information in the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s website described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our website, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a website at http://www.comstock.inc. The information contained on our website is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 24, 2026 (the “Form 10-K”);

(b) current reports on Form 8-K filed with the Commission on January 7, 2026, January 21, 2026, January 30, 2026, March 25, 2026 and April 1, 2026;

(c) the description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”); and

(d) Our proxy statement on Schedule 14A, filed with the Commission on April 10, 2026.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

OVERVIEW

Comstock commercializes innovative technologies, systems and supply chains that extract, process, and convert under-utilized waste and natural resources into clean energy and clean energy supporting products, including truly sustainable solutions that produce renewed and repurposed electrification metals and minerals from end-of-life solar panels. We approach industrial growth opportunities by identifying, acquiring, and building companies with the potential for superior financial returns on deployed capital, by systematically creating and operating industrial enterprises and systems from the ground up, typically in full equity-based alignment with the founders of the technologies, and then developing, integrating and commercializing their breakthrough technology-based solutions through a distinctive combination of operational and organizational scale-up expertise. Comstock Metals and Bioleum Corporation represent the two leading examples of actualizing our strategy, wherein the founders' groups have a meaningful stake (up to 20% of the subsidiaries' equity or comparable form of profit interest) that is fully restricted until major monetization events occur.

Comstock Metals has established the goal of setting the global standard for solar panel recycling. Our process creates no waste, generates no landfilled materials, and results in clean recycled products that are safe for reuse.

Bioleum seeks to commercialize technologies, systems and supply chains that produce renewable fuels from waste, purpose grown energy crops and other forms of woody biomass.

We approach the challenge of sustainability head-on by innovating, developing and commercializing technologies that accomplish more while utilizing fewer natural resources, protecting our ecosystem from the negative impact of carbon emissions and toxic materials, and enabling and empowering the next industrial revolution. Our plans to generate these throughputs involve both deploying and licensing our technologies within a purpose-driven and designed ecosystem, including extended and interdependent partners that leverage their infrastructures, capacities, and resources, that are often directly integrated with our system.

Our strategic assets for Bioleum include two Wisconsin renewable fuels demonstration facilities, two pilot farms for purpose grown energy crops, a site in Tulsa, Oklahoma for our first fully integrated biorefinery, and for Metals, an existing Nevada-based solar panel recycling demonstration facility and a first-of-its-kind industry-scale solar panel recycling facility that we are currently installing, testing and commissioning.

We also own and manage investments in various legacy assets that previously supported our current or prior businesses that we are working to monetize. This includes our legacy gold and silver mining assets, real estate assets and certain non-strategic investments. This includes northern Nevada real estate that we own, control and/or manage comprised of industrial and commercial land, water rights, other direct investments and about seven square miles of patented and unpatented mining claims and surface parcels, some of which contain significant amounts of measured, indicated, and inferred gold and silver mineral resources.

Lines of Business

Metals Segment

Our Metals Segment utilizes solar panel recycling and materials recovery solutions that drive sustainability across the electrification products market. In 2025 and 2024, we operated a permitted, demonstration-scale solar panel recycling facility that delivers environmentally superior, zero-landfilled recycling solutions to support U.S. mineral industries. During 2025 and 2024, this facility generated revenues of $1.4 million and $0.4 million, respectively, from service fees for decommissioning services, recycling and processing end-of-life solar panels, and offtake sales of high-value recycled materials, including aluminum, copper, glass, and concentrated precious metals. Total billings of both revenues and deferred revenues were $3.5 million in 2025. We believe this technology deployment is globally leading and positioned to operate a world-class, quality, global solar panel recycling operation and has the potential to set the global standard for solar panel recycling and ultimately, a global worldwide recycling network deployment.

Comstock Metals has completed all permitting requirements for its first industry-scale production facility, located on the same campus as the operating demonstration-scale facility. The cost of equipment and installation is estimated to be approximately $14 million. Equipment arrival and installation began in the first quarter of 2026, and it is anticipated that commissioning of the plant will be completed late in the first quarter with operations coming on-line during the second quarter of 2026. This plant is expected to scale to a production capacity to over 3 million panels per year representing up to 100,000 tons of processed waste materials per year. This strategically located facility will enable the expeditious transition of proven processes from commercial demonstration to full-scale production. The industry-scale facility is expected to enhance our ability to meet the rapid and continuously growing demand for domestically recovered metals. Comstock Metals has selected and submitted state-level permits for a second industry-scale production facility in southern Nevada.

Our plan supports the creation of a more robust domestic supply chain for critical materials by innovating and scaling sustainable recycling technologies. The Company plans to build up to seven facilities in the United States over the next five years and support American energy and resource independence while simultaneously delivering significant economic and environmental value.

Our Metals Segment's 2026 objectives included (1) finalizing commercial plant equipment installation, (2) commissioning of commercial plant, (3) securing larger and longer terms supply contracts (4) select site number two, three and four and begin permitting, (5) ensure financing for Comstock Metals to sufficiently fund the construction and commissioning of the Company’s second industry-scale facility (6) ordering all of the industry-scale equipment for our second industry-scale facility,  and (7) finalize the design for downstream refining of the solar tailings.

Mining Segment

Our Mining Segment is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own approximately seven square miles of patented mining claims, unpatented mining claims and surface parcels in Nevada, comprising the Comstock Mineral Estate.

On December 18, 2024, the Company executed a membership interest purchase agreement with Mackay Precious Metals Inc. (“Mackay”) pursuant to which the Company sold all of its right, title, and interest in its wholly owned subsidiary Comstock Northern Exploration LLC, and the Company's 25% interest in Pelen Limited Liability Company (“Pelen”) to Mackay, for an aggregate purchase price of $2,750,000. The Company was paid $1.0 million in cash in 2024. On June 6, 2025, the parties executed an amendment (the "First Amendment"), to the membership interest purchase agreement. Pursuant to the First Amendment, the membership interest purchase agreement was amended to increase the purchase price to $2,950,000 bringing all final cash amounts due to a total of $1,950,000 which the Company received in 2025. Pursuant to and as defined in the NSR Royalty Agreement between the Company and Mackay (the “Mackay Royalty Agreement”), the Company was to receive a 1.5% royalty of Net Smelter Returns from metal revenues on these properties pursuant to the membership interest purchase agreement with Mackay. On January 9, 2026, the Company and Mackay entered into a Royalty Purchase and Sale Agreement, pursuant to which the Company sold all of the Company's rights, title and interest in and to the royalty pursuant to the Mackay Royalty Agreement. The purchase price consisted of $1,100,000 cash, all of which was received before January 20, 2026. For the years ended December 31, 2025 and 2024, the Company recognized a gain on sale of these mineral rights of $0.2 million and $0.8 million, respectively. On February 22, 2026, the Company agreed to a minor modification in a non-compete language associated with the prior purchase of properties by Mackay and received an additional $300,000 in compensation from Mackay.

On June 30, 2023, the Company entered into a binding Mineral Exploration and Mining Lease Agreement (the “Mackay Mining Lease”) with Mackay. The Mackay Mining Lease terminated on December 18, 2024. Since June 30, 2023, the Company has realized over $8 million in cash proceeds with approximately $4 million from the initial payment, subsequent lease payments and reimbursed expenses plus over $4 million from the sale of the claims and the residual NSR sale transaction pursuant to the Royalty Purchase and Sale Agreement with Mackay. The Company also received an additional 250 acres of mineral and other properties in Lyon County, for no additional consideration.

Our Mining Segment's 2026 objectives are focused on (1) monetizing our mining assets, (2) maximizing the associated cash proceeds and (3) realizing the ongoing cost savings benefits from a realigned and more focused enterprise. We believe we are on track for completing all of our 2026 objectives.

Fuels Segment - Bioleum Corporation

Our Fuels Segment is administered by Bioleum, and we hold an investment in Bioleum, through our Preferred Series 1 equity position. Bioleum seeks to deliver advanced lignocellulosic biomass refining solutions that set new industry standards for the production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel, and other renewable Bioleum™ fuels, with extremely low carbon intensity scores of 15 and market-leading yields of up to 125 gallons per dry metric ton of feedstock (on a gasoline gallon equivalent basis), depending on feedstock, site conditions, and other process parameters. In December 2025, Bioleum completed the acquisitions of both Hexas Biomass Inc. (“Hexas”) and substantially all of the patents and other intellectual property assets of RenFuel K2B AB (“RenFuel IP”), including RenFuel IP’s patented catalytic esterification process to refine Bioleum’s proprietary biointermediates. Bioleum is now capable of producing its own purpose grown energy crops used in producing our liquid fuels applications with proven yields exceeding 25 to 30 dry metric tons per acre per year. The combination of Bioleum’s high yielding refining platform and Hexas’ high yielding energy crops enables the production of enough feedstock to produce upwards of 100 barrels (at 42 gallons per barrel) of fuel per acre per year, with regenerative practices that can effectively transform marginal agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost regional energy security and rural economies. Bioleum plans to contribute to domestic energy dominance by directly building, owning, and operating a network of Bioleum refineries in the U.S., starting with its planned first 400,000 barrel per year commercial demonstration facility in Oklahoma. Bioleum will also license its advanced feedstock and refining solutions to third parties for additional production in global markets. Bioleum does not currently generate revenue.

Bioleum operates two complementary and interdependent pilot facilities, including the Wausau Facility, and the Madison Facility. Bioleum continues innovating its existing commercial process for the purpose of advancing its technological readiness, stabilizing and increasing its market-leading yields, further decreasing carbon intensities, and driving costs down in the longer-term pursuit of fossil parity.

Bioleum’s innovations group has further partnered with other industry leading technologists, including the National Renewable Energy Laboratory, the Massachusetts Institute of Technology, Emerging Fuels Technologies Inc., and others with sponsored research, licensing, and other agreements.

On February 28, 2025, the Company entered into a series of definitive agreements, later assigned to Bioleum, with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Bioleum equity as part of the Series A Financing, subject to a $700,000,000 valuation cap. The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin.

In May 2025, Bioleum also completed the initial $20 million closing of its Series A preferred equity offering (“Series A Financing”). Bioleum also plans to complete its Series A Financing during the first half of 2026 and commence project equity and debt financing activities that includes an allocation of up to $160 million from the State of Oklahoma in project activity bonds for the construction of its planned first 400,000 barrel per year facility in Oklahoma.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Metals and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (“Green Li-ion”) (lithium-ion battery component recycler and remanufacturing) and Sierra Springs Opportunity Fund (northern Nevada real estate).

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company continues to market these assets for sale as both industrial and commercial development as interest in Silver Springs, NV continues to increase.

OUTLOOK

The growth opportunities for both Comstock Metals and Bioleum have and continue developing beyond our original plans, and we have now realigned both the organizations and their respective capital bases with some of the most sophisticated partners for investment, feedstocks, technologies, operations, and offtakes, including significant investments.

The Company’s corporate objectives for 2026 include:

•	Monetize our legacy mineral and mining properties, plants and equipment;
•	Secure sufficient power source to enable hyper-scale data center developments in Silver Springs, NV;
•	Restructure, align, power, and expand the ownership in the Sierra Springs Opportunity Fund Inc. and monetize;
•	Monetize all other legacy, non-core real estate in Silver Springs, NV;
•	Support the next phases of accelerating Metals growth, including refining; and
•	Support the next phases of accelerating Fuels growth, including the commercialization of Hexas-based biomass solutions.

The Company’s progress to date has now resulted in two, fully dedicated, high-growth potential companies: our Nevada-based renewable metals operation with expanding, multiple, industry-scale production sites and our Oklahoma-headquartered Bioleum Corporation, with major research, development and pilot production operations based in Wausau and Madison, Wisconsin and Hexas Biomass farming and purpose grown energy crop solutions in Olympia, Washington.

Comstock Metals

Comstock Metals has now been operating its first commercial demonstration facility for nearly two years and in November of 2024, submitted permits for the first industry-scale photovoltaic recycling facility in northern Nevada. The permits were received in early January of 2026. Comstock Metals has also selected its second site in the southern part of the State of Nevada.  These industry-scale facilities are designed for recycling up to 3.3 million panels (or approximately 100,000 tons) of annual capacity, with operations for the first facility commencing post commissioning activities during the first quarter of 2026 for operations in the second quarter 2026.

Additional site selection activities are ongoing for the next five industry-scale facilities (that is, industry-scale recycling facilities #3-#7) and multiple associated storage sites and at least one centralized, industrial scale refining facility capable of handling the metals-rich tailings produced by its recycling facilities.

The Company's Metals objectives for 2026 include:

•	Receive, deploy, assemble and commission our first industry-scale facility in Silver Springs, NV;
•	Operate our first industry-scale facility in Silver Springs profitably;
•	Secure additional Master Service Agreements (MSA) with national and regional customers;
•	Select and secure additional sites, expand storage capabilities and secure permits for these additional sites;
•	Submit permits for our second industry-scale facility in southern NV;
•	Procure the equipment for our second industry-scale recycling and processing facility and commence commissioning;
•	Complete site selection for at least three additional solar panel recycling locations and commence permitting;
•	Evaluate international expansion opportunities with international strategic and capital partners; and
•	Advance development efforts, with strategic partners, to recover more and higher-purity materials from recycled streams.

The capital expenditures for each of the first and second facilities with 100,000 tons of annual capacity are expected to be approximately $14 million each, which includes expanded storage. The Company estimates total capital spending of approximately $13 million to be fully paid by the end of the first quarter of 2026. Revenues were three times greater in 2025 of $1.4 million, as compared to 2024 of $0.4 million. Total billings in 2025 were over $3.5 million. Master Service Agreements are being signed with major utility and electronic recycling aggregators across the U.S. and particularly in the southwest regions including California, Arizona and Nevada. Future revenue growth will depend on the rate of customer replacements, pricing, and operating performance as the Company scales production.

Comstock Mining

Comstock Mining has amassed the single largest known land position within the Comstock mineral district, including an extensive repository of drilling data, engineering, and gold and silver resources, including the Lucerne and Dayton resources.

Our Mining Segment's 2026 objectives are focused on (1) monetizing our mining assets, (2) maximizing the associated cash proceeds and (3) realizing the ongoing cost savings benefits from a realigned and more focused enterprise. We believe we are on track for completing all of our 2026 objectives.

Bioleum

Bioleum is actively engaged in the expansion of its pilot production facilities and the planning for its first commercial demonstration facilities and the associated supply chain participants (including feedstock, site selection, engineering, construction and offtake).

Bioleum's objectives for 2026 include:

•	Complete the remaining “Series A” equity financing for Bioleum;
•	Deploy a Hexas-based, commercial demonstration fuel farm;
•	Expand integrated pilot production capabilities to up to five barrels per week of intermediates and fuels;
•	Commercialize at least one major new project for purpose grown feedstock applications;
•	Commercialize at least one major new project for renewable fuel applications;
•	Commercialize at least one major project that integrates our technology solutions into existing production platforms; and
•	Advance our innovation and development efforts toward even higher yields, lower costs and lower capital.

Bioleum also offers integrations of its solutions into existing agriculture, forestry, pulp and paper, ethanol, and existing petroleum infrastructures to generate additional capacities, revenues, technical services, engineering and royalties. The plans also include integrating Bioleum’s high yield Bioleum refining platform with Hexas’ high yield energy crops to provide enough feedstock to produce upwards of 100 barrels of fuel per acre per year, effectively transforming agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost domestic energy resources.

Strategic Investments

Investment in Green Li-ion

Green Li-ion continues making meaningful progress in the development and deployment of its system that remanufactures critical PCAM, having now deployed its first commercial battery remanufacturing facility from fully recycled battery materials deployed. The Company intends to sell the remaining 35,662 Green Li-ion preferred shares as soon as Green Li-ion experiences a liquidity event, subject to market conditions.

Investments in other non-mining real estate, water rights and securities

The Company has announced plans for monetizing its mining, non-mining real estate and water rights as soon as practical, also subject to market conditions.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

FORWARD LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward Looking Statements” in the Form 10-K, is hereby incorporated by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares offered hereby by the sellers.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time by the sellers of up to 4,110,673 shares of Common Stock issued to the sellers in a private placement and upon the exercise of warrants to purchase shares of Common Stock, consisting of (i) up to 1,750,000 shares of our Common Stock issued to Flux Photon Corporation (“Flux Photon”) in a private placement and, upon the exercise of warrants to purchase shares of our Common Stock, (ii) up to 575,208 shares of our Common Stock issuable to Jason Sands, (iii) up to 575,207 shares of our Common Stock issuable to Michael Sands, (iv) up to 575,204 shares of our Common Stock issuable to Adam Sands, (v) up to 431,403 shares of our Common Stock issuable to Nicholas Motola, (vi) up to 184,731 shares of our Common Stock issued or issuable to American Capital Partners, LLC (“American Capital Partners”) and (vii) up to 18,920 shares of our Common Stock issuable to Sanjay Allahdad.

For additional information regarding our relationship with Flux Photon, see “Certain Relationships and Related Person Transactions” in our proxy statement on Schedule 14A filed with the Commission on April 10, 2026, and our subsequent filings incorporated by reference herein. For additional information regarding our relationship with American Capital Partners, see the Form 10-K, our Current Report on Form 8-K filed with the Commission on January 30, 2026, and our subsequent filings incorporated by reference herein. Except for ownership of the Company’s Common Stock and warrants and as otherwise described in the documents incorporated by reference into this prospectus, the sellers have not had any material relationship with us within the past three years.

Information about the sellers (excluding their respective subsequent transferees, pledgees, donees and successors) and their beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of shares of Common Stock as of April 23, 2026 is identified below. The sellers may from time to time offer and sell shares of our Common Stock pursuant to this prospectus or any applicable prospectus supplement.

The information presented regarding the sellers is based, in part, on information the sellers provided to us specifically for use herein. The sellers may have sold, transferred or otherwise disposed of some or all of the securities listed below in exempt or registered transactions since the date on which the information below was provided to us and may in the future sell, transfer or otherwise dispose of some or all of the shares in private placement transactions exempt from, or not subject to the registration requirements of, the Securities Act.

	Before Offering		After Offering
Name	Total Number of Shares Beneficially Owned		Number of Shares Offered (1)		Shares Beneficially Owned After Offering (1)	Percentage of Shares Beneficially Owned After Offering (1)
Flux Photon Corporation	1,750,000		1,750,000	(2)	0	0.00%
Jason Sands	575,208	(4)	575,208	(3)	0	0.00%
Michael Sands	575,207	(5)	575,207	(3)	0	0.00%
Adam Sands	575,204	(6)	575,204	(3)	0	0.00%
Nicholas Motola	431,403	(7)	431,403	(3)	0	0.00%
American Capital Partners, LLC	184,731	(8)	184,731	(3)	0	0.00%
Sanjay Allahdad	18,920	(9)	18,920	(3)	0	0.00%

(1)	Assumes all shares registered hereby are sold. Percentage ownership is based on 75,913,084 shares of Common Stock issued and outstanding as of April 23, 2026.
(2)

Please see Exhibits 10.9 and 10.11 in the Company’s Form 10-K filed with the Commission on March 24, 2026 and Exhibit 10.6 in the Company’s Form 8-K, filed with the Commission on May 28, 2025, which are hereby incorporated herein by reference.

(3)	Please see Exhibit 4.1 in the Company’s Form 8-K, filed with the Commission on August 14, 2025, and Exhibit 4.1 in the Company’s Form 8-K, filed with the Commission on January 30, 2026, which are hereby incorporated herein by reference.
(4)	Includes (i) 197,121 and 29,867 shares of our Common Stock issuable to Jason Sands pursuant to the exercise of warrants issued on August 14, 2025 and September 15, 2025, respectively, which are currently exercisable, and (ii) 302,401 shares and 45,819 shares issuable upon the exercise of warrants held by Jason Sands issued on January 30, 2026 and March 3, 2026, respectively, which are not exercisable until July 27, 2026.
(5)	Includes (i) 197,121 and 29,867 shares of our Common Stock issuable to Michael Sands pursuant to the exercise of warrants issued on August 14, 2025 and September 15, 2025, respectively, which are currently exercisable, and (ii) 302,400 shares and 45,819 shares issuable upon the exercise of warrants held by Michael Sands issued on January 30, 2026 and March 3, 2026, respectively, which are not exercisable until July 27, 2026.
(6)	Includes (i) 197,120 and 29,866 shares of our Common Stock issuable to Adam Sands pursuant to the exercise of warrants issued on August 14, 2025 and September 15, 2025, respectively, which are currently exercisable, and (ii) 302,400 shares and 45,818 shares issuable upon the exercise of warrants held by Jason Sands issued on January 30, 2026 and March 3, 2026, respectively, which are not exercisable until July 27, 2026.
(7)	Includes (i) 147,840 and 22,400 shares of our Common Stock issuable to Nicholas Motola pursuant to the exercise of warrants issued on August 14, 2025 and September 15, 2025, respectively, which are currently exercisable, and (ii) 226,800 shares and 34,363 shares issuable upon the exercise of warrants held by Nicholas Motola issued on January 30, 2026 and March 3, 2026, respectively, which are not exercisable until July 27, 2026.
(8)	Includes (i) 38,369 shares of our Common Stock issued to American Capital Partners pursuant to the cashless exercise of warrants issued on August 14, 2025 and September 15, 2025, and (ii) 127,272 shares and 19,909 shares issuable upon the exercise of warrants held by American Capital Partners issued on January 30, 2026 and March 3, 2026, respectively, which are not exercisable until July 27, 2026.
(9)	Includes (i) 7,466 shares of our Common Stock issuable to Sanjay Allahdad pursuant to the exercise of a warrant issued on August 14, 2025, which is currently exercisable, and (ii) 11,454 shares issuable upon the exercise of a warrant held by Sanjay Allahdad issued on January 30, 2026, which is not exercisable until July 27, 2026.

DESCRIPTION OF COMMON STOCK

The Company’s authorized Common Stock consists of 245,000,000 shares, par value $0.000666 per share. The description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, is hereby incorporated by reference. The Company currently has 75,913,084 shares of Common Stock issued and outstanding as of April 23, 2026, including the number of shares beneficially owned and being registered herein. All shares of Common Stock presently outstanding are fully paid and non-assessable.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in definitive form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

The sellers may, from time to time, sell any or all of its shares of Common Stock on the NYSE AMERICAN or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters or broker-dealers, the sellers will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The sellers may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the sellers to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The sellers may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the sellers may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the sellers (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with the rules of the NYSE AMERICAN or other stock exchange on which the Common Stock is traded.

In connection with the sale of the Common Stock or interests therein, the sellers may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The sellers may also sell shares of the Common Stock short and deliver these securities to close out short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The sellers may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. The sellers may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The sellers and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the sellers will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the sellers or any other person. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required as determined by the Company in its sole discretion, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the sellers and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. We will make copies of this prospectus available to the sellers and have informed the sellers of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale unless exempted from the prospectus delivery requirement.

The sellers may pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus. The sellers also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that any sellers will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the sellers of the shares of Common Stock. We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the sellers will pay all underwriting discounts and selling commissions, if any.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2025 and 2024 incorporated in this prospectus by reference to the Form 10-K have been so incorporated in reliance on the report of Assure CPA, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Comstock Inc.

4,110,673 Shares of Common Stock

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Commission registration fee, are estimated.

Commission registration fee	$1,782.53
Accounting fees and expenses	$10,000
Legal fees and expenses	$12,500
Printing and miscellaneous expenses (including any applicable listing fees, rating agency fees, trustee and transfer agent fees and expenses)	$5,000
Total	$29,282.53

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of a present or former director or officer to the fullest extent authorized by Nevada law.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees reasonably incurred or suffered by such officer or director.

Under certain circumstances, Chapter 78 of the NRS also provides for mandatory and discretionary indemnification, as applicable, of any person who is a director, officer, employee or agent of the Company.  Nevada law provides that we may indemnify such individuals if they have not breached their fiduciary duties under Chapter 78 of the NRS or if such person has acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Nevada law also provides that we must indemnify any  person who is a director, officer, employee or agent of the Company, to the extent that the person is successful on the merits or otherwise in the defense of any threatened, pending or completed action, suit or proceeding brought against such person because such person is or was a director, officer, employee or agent of the Company, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Item 16. Exhibits

(a)	The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit

5.1	Opinion of McDonald Carano LLP, Reno, Nevada, regarding the validity of the securities registered hereunder.

10.1

Asset Purchase Agreement, dated September 7, 2021 between Comstock Mining Inc., and Flux Photon Corporation (previously filed with Securities and Exchange Commission on September 9, 2021 as Exhibit 10.2 to the Company's Form 8-K and incorporated herein by reference).

10.2

Amended and Restated Asset Purchase Agreement, dated December 10, 2021, between Comstock Mining Inc., and Flux Photon Corporation (previously filed with Securities and Exchange Commission on December 16, 2021 as Exhibit 10.1 to the Company's Form 8-K and incorporated herein by reference).

10.3

Amendment to Flux Photon Asset Purchase Agreement, dated May 21, 2025, between Comstock Inc., and Flux Photon Corporation (previously filed with Securities and Exchange Commission on May 28, 2025 as Exhibit 10.6 in the Company’s Form 8-K and incorporated herein by reference).

23.1	Consent of McDonald Carano LLP, Reno, Nevada (included in Exhibit 5.1).

23.2	Consent of Assure CPA, LLC

23.3	Consent of Behre Dolbear & Company (USA) Inc.

24.1	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).

107	Filing Fee Table

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Table of Content

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia City, Nevada, on April 24, 2026.

COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Corrado De Gasperis	Chief Executive Officer and Director
Corrado De Gasperis	(Principal Executive Officer)	April 24, 2026

/s/ Judd B. Merrill
Judd B. Merrill	Chief Financial Officer (Principal Financial Officer)	April 24, 2026

/s/ Matthew J. Bieberly
Matthew J. Bieberly	Chief Accounting Officer (Principal Accounting Officer)	April 24, 2026

/s/ Donald A. Colvin
Donald A. Colvin	Director	April 24, 2026

/s/ Leo M. Drozdoff
Leo M. Drozdoff	Director	April 24, 2026

/s/ William J. Nance
William J. Nance	Director	April 24, 2026

/s/ Walter A. Marting Jr.
Walter A. Marting Jr.	Director	April 24, 2026

/s/ Dr. Guez J. Salinas
Dr. Guez J. Salinas	Director	April 24, 2026

/s/ Kristin M. Slanina
Kristin M. Slanina	Director	April 24, 2026

/s/ Robert Spence
Robert Spence	Director	April 24, 2026

/s/ Steven Pei
Steven Pei	Director	April 24, 2026